Exhibit T3A-5

This is a translation into English of the official Portuguese version of the deed of incorporation of a Brazilian corporation. In the event of a conflict between the English and Portuguese texts, the Portuguese text shall prevail.

[LOGO:  REPÚBLICA FEDERATIVA DO BRASIL
ANTONIO DARI ANTUNES ZHBANOVA]

TRADUÇÃO N° TRANSLATION No.	36868	LIVRO N° BOOK No.	153	FOLHA N° PAGE No. 1

THE UNDERSIGNED, CERTIFIED PUBLIC TRANSLATOR, DULY SWORN AND REGISTERED WITH THE BOARD OF TRADE OF THE STATE OF PERNAMBUCO UNDER NO. 406 HEREBY CERTIFIES THAT A DOCUMENT, WRITTEN IN PORTUGUESE WAS PRESENTED FOR TRANSLATION INTO ENGLISH, WHICH HAS BEEN DONE TO THE BEST OF HIS KNOWLEDGE AS FOLLOWS:

[Letterhead paper]

[Coat of Arms of Federative Republic of Brazil]

[Contains logo]

[Contains bar code]

9th Notary Public Office

SÃO PAULO – SP

CIRCUIT COURT OF SÃO PAULO

NOTARY PAULO ROBERTO FERNANDES

BOOK – 10.173 PGS – 297/299/301/303

Hodlich - Constituição.OAS .Engenharia. Construção .S.A..ok.ok.ok Seoane [Constitution.OAS. Engineering. Construction .S .A.]

PROTOCOL JUCESP 0.808.695/13-7

= BOOK NO. 10.173 – PG NO. 297 – C.L – SECOND TRANSFER =
PUBLIC DEED OF INCORPORATION OF THE JOINT-STOCK COMPANY WHOLLY-OWNED SUBSIDIARY OAS ENGINEERING AND CONSTRUCTION S.A (in formation)
KNOW, as this public deed see that on the EIGHT days of AUGUST in the year of two thousand and thirteen (2013), in this city and Capital of the State of São Paulo, in the building located at Avenida Angélica, 2,346, where the applicant, in my presence, clerk of the 9th Notary Public Office, presented itself as grantor to OAS S.A., with headquarter in this Capital located at Avenida Angélica, 2.330, 2.346, 2.364, 9th floor, room 904, Consolação, CEP [Zip Code]:  01228-200, subscribed under CNPJ/MF no. [Corporate Taxpayer Roll]:  14.811.848/0001-05, with its consolidated bylaws on May 8, 2013, filed and registered in JUCESP under no. 237.529/13-0, on May 25, 2013, herein represented in accordance with Article 12 of said bylaws, by its chief financial officer, Mateus Coutinho de Sá Oliveira, Brazilian, married, company administrator, bearer of the ID no. 07474088-15 SSP/BA, subscribed under CPF/MF [Individual Taxpayer Registration No.]:  784.015.265-15, domiciled for the purposes of Subsection 2 of the Article 149 of the LSA [Corporation Law] located at Avenida Angélica, 2.346, 9th floor, São Paulo - SP, CEP:  01228-200 elected in the Ata de Assembleia Geral Extraordinária e Ordinária [Minutes of Extraordinary Shareholders Meeting] of OAS S.A, held on April 30, 2013, filed and registered in the mentioned COUNCIL under the terms 175.551/13-3, with a copy of the mentioned documents filed in this Service in the folder 1581/2013. - The present recognized as the one by me, Clerk of the 9th Notary Public Office through the documents displayed in its original, of which I attest –And in my presence, by the grantor, in the way it is represented, I was told the following:  I) the grantor decided as authorized by Law 6.404 on December 15, 1976, Article 251, the constitution of a joint-stock company, which will be called OAS ENGENHARIA E CONSTRUÇÃO S.A., which will have the subscribed capital of R$ 100.00 (one hundred real), divided into 100 (one hundred) nominative common shares with no par value, paid in this act by the sole shareholder,

OAS SA, in the currency of the country.  II) which, in the context of the already exposed to OAS S.A. in payment of 100% of the share capital of the joint-stock company, is hereby deposited in the amount of R$ 100.00 (one hundred real), along with the Banco do Brasil [Bank of Brazil] S/A, according to deposit receipt submitted to this Clerk. III) that the wholly-owned subsidiary corporation hereby constituted, shall be governed by the following social status:  BYLAWS – Chapter 1 - Denomination, Duration, Headquarters, Branches and Corporate Purpose – Art. 1 – A OAS ENGENHARIA E CONSTRUIÇÃO S.A. (“Company”) is a corporation governed by these Bylaws and by the legal provisions applicable to them, especially Law No. 6.404, on December 15, 1976, and its subsequent amendments (“LSA”) prevailing by undetermined period – Art. 2 - The Company has its headquarters and forum located at Avenida Angélica, 2.330, 2.346, 2.364, 7th floor, room 705, Consolação, CEP:  01228-200, in the City and State of São Paulo, where its administrative office operates, being able to open branches, offices and representations in any locality of the country or abroad, through deliberation of the Board of Directors. – Art. 3 - The Company’s corporate purpose is:  to operate the civil engineering and heavy civil construction industry, including management and execution of projects and works; Import and export in general; Purchase and sale of own properties; Leasing of movable property; Dredging and transport services; Maritime, river and lake navigation; Maintenance and industrial assembly, electrical, electronic, electromechanical and mechanical installations and assemblies; Whenever of the social interest, being able even, to constitute and to participate in consortium of companies; And participate as partner or shareholder of other companies in Brazil and abroad – Chapter 2 - Capital Stock and Shares – Art. 4 - The subscribed capital is R$ 100.00 (one hundred real), divided into 100 (one hundred) nominative common shares with no par value, fully paid in national currency –Art 5 - The Company’s actions are assured the rights that the Law confers on the actions of each species.  Paragraph One:  Each common share entitles one vote to the resolutions of the General Assembly.  Paragraph Two:  The Company, under the terms of the Law, may acquire shares of its issue, for cancellation or maintenance in treasury for subsequent sale, upon authorization by the General Assembly.  Paragraph Three:  The Company may contract, with a credentialing institution for services of agent issuing certificates, bookkeeping and custody of records books and transfer of shares. – Chapter III - Of Administration – Art 6 - The Company will be managed by an Executive Board, with the powers conferred by Law and by these Bylaws, being actively and passively represented under the terms of Article 15 of this Statute.  Paragraph One:  The remuneration of the Executive Board shall be fixed annually by the General Assembly.  Paragraph Two:  The members of the Executive Board shall take office in the manner provided for in Article 149 of the LSA, having the requirements, impediments, duties, obligations and responsibilities contemplated in the same Law, articles 145 to 158, waiving the guarantee of management. – Art 7 - The Executive Board is composed of 05 (five) Directors, resident in the Country, elected and dismissed, at any time by the General Assembly, with a term of 03 (three) years, reelection being allowed, with the following designations:  Chief Financial Officer, Managing Director, Director of the Center of Excellence, Legal Director and Director of Civil Actions.  First Paragraph:  At the end of their term of office, the Board of Executive Officers shall remain in their positions until the inauguration of the new Executive Officers.

Paragraph Two:  In case of vacancy or permanent impediment of position of the Board of Executive Officers, the substitute shall be elected by the General Assembly and shall exercise, as the case may be, the functions for the time remaining to the replaced Director. – Chapter IV - Operation of the Board of Directors – Art 8 - The Board of Executive Officers shall meet whenever the corporate interests so require, and the meetings shall be called by any Director, by means of a written notice - by letter, electronic mail or other means of communication with proof of receipt -containing, in addition to local, time and date of the meeting, the agenda.

The convocations shall, whenever possible, forward the proposals or documents to be discussed or appreciated.  Paragraph One:  The meetings of the Board of Executive Officers shall be installed with the attendance of all the members in office.  Attendance shall be deemed to be at the meeting of the Director who is (i) attending the meeting by telephone conference, video conference or any other means of communication that allows the Director to be identified and simultaneous communication with the other persons attending the meeting, or (ii) that you have submitted your vote in writing; Remaining the chairman of the meeting invested in powers to sign the respective minutes of the Assembly of the Board of Directors.  Paragraph Two:  The meetings of the Board of Executive Officers shall be held, preferably, at the Company’s headquarters.  Paragraph Three:  The resolutions of the Executive Board shall be taken by a favorable vote of the majority of those present.  Paragraph Four:  In case of a tie, in the event of any impasse between the Executive Officers, the subject matter of the discussion and impasse shall be brought to the General Assembly’s resolution; Which will decide in the last instance on the subject.  Paragraph Five:  All resolutions of the Board shall be recorded in minutes in the respective book of minutes of meetings of the Board Assembly and signed by the members of the Board of Executive Officers who are present, observing the provisions at the end of Paragraph One above. – Chapter V - Competence of Directors and Representation – Art. 9 - It is incumbent upon the Executive Officers, within the limits of their respective powers:  (i) to propose to the General Assembly the fundamental guidelines, within the objectives and goals of the Company, for examination and deliberation; (ii) to ensure good progress of the corporate business, to decide to perform all acts necessary for the realization of the Company’s object, since they do not fall within the exclusive competence of the General Assembly and also do not require prior approval in the form of these Bylaws; (iii) promote agreements and contract, within the Company’s aims, with individuals or legal entities governed by public or private law, national or foreign; (iv) acquire, encumber and dispose of movable assets, including members of permanent assets, provide guarantees to its own obligations and provide any guarantees to obligations of third parties, in compliance with the provisions of these Bylaws; (v) approve, within its scope, the criteria related to positions and salaries and to the disciplinary regime of the Company’s employees; (vi) to approve and present at the end of each fiscal year the Financial Statements, in the form of the LSA, instructed with the Opinion of the Independent Auditors, for assessment by the Audit Committee, if any, and approval by the General Assembly; (vii) prepare the Company’s budget; (viii) Install representative offices of the Company in places of interest for social business, as needed; (ix) approve norms, regulations and manuals of the Company, always giving notice to the General Assembly; (x) to represent the Company, actively and passively, in court or out of court, before any third parties and federal, state or municipal public agencies, as well as to perform all acts necessary or convenient to the administration of the business, within the limits established by law or in the present Bylaws.  Single Paragraph.  The acts of any of the partners, Executive Officers or attorneys-in-fact of the Company that involve it in obligations related to business or transactions that are not related to its corporate purpose are expressly prohibited, being null and void in relation to the Company.  Art. 10 - It is incumbent upon the Chief Financial Officer, among other duties that may be established to him:  (i) to direct, coordinate and control the activities of a financial nature of the Company, both fund raising and application of resources; (ii) to coordinate and supervise the corporate governance of management information regarding sales targets, profitability, budget, cash flow, current account and economic and financial indicators of the Company and its subsidiaries; (iii) to manage the bank accounts and determine the financial movement of the Company’s bank accounts and supervise these operations in relation to its controlled companies; (iv) to manage the treasury activities of the Company and its subsidiaries; (v) to approve payments and prepare the budget, the cash flow, the spreadsheet of profitability and control of the Company’s current account; (vi) to plan and facilitate operations with foreign currencies, for the Company and its subsidiaries; (vii) to obtain, control and withdraw deposit from financial institutions; (viii) to plan, guide and supervise the execution of financial-tax planning; (ix) to analyze, contract and control loans and financing of the Company and its subsidiaries; (x) to promote the relationship with financial institutions, and with the financial market in general; and (xi) to carry out the other activities related to its area of activity.  Art 11 - It is incumbent upon the Managing Director, among other duties, to be established:  (i) to direct and carry out the general coordination and supervision of the administrative Company, developing the strategic planning and its areas of operation, aligned with the company’s guidelines; (ii) to direct and carry out the activities of human resources, information technology, auditing, internal communication, building installations, health programs of Company employees and social responsibility programs, all in accordance with the policies and guidelines defined by the Board of Directors or by the General Assembly; and (iii) to ensure the quality control of processes and activities within its area of action, adopting practices and policies to rationalize the work and reduce administrative costs, seeking to reduce technical and financial risks associated with such activities. – Art. 12 - It is incumbent upon the Director of the Center of Excellence, among other attributions that may be established to him:  (i) to define the Policies and Guidelines for Quality, Safety, Environment and Health Management (‘QSMS’) of the Company; (ii) to promote the implementation and maintenance of the Integrated Management System of QSMS; (iii) to prepare documentation for participation in bids and ensure the safekeeping of the technical documentation of service rendering and engineering of the Company; (iv) to establish and size the Parque Minimo de Seguranca (PMS) [Minimum Security Park] within the investment policy approved by the shareholders, composed of strategic equipment that presents difficulties in the lessor market and of greater turnover; (v) to monitor the performance of the Company’s equipment through indicators of utilization, operational efficiency and costs, definition of strategy and sale of equipment with low performance and low utilization; (vi) to capture and share knowledge and best practices of management and execution of works in the Company; (vii) to support the works in the implementation of the Company’s new tools; and (viii) to monitor the performance of the

Company’s works. - Art. 13 - It is incumbent upon the Legal Officer, among other duties that may be established:  (i) to direct, plan and coordinate the Company’s legal activities; (ii) to advise the Company on legal aspects, studying and interpreting legal texts, laws, jurisprudence and other legal documents, with the purpose of optimizing the Company’s activities and applying them to the benefit of social interests; (iii) to guide the Board of Lawyers under their responsibility in legal matters; and (iv) to coordinate the hiring of lawyers and law firms for the defense of the Company’s interests, being able, for this, but not limited to, signing fee contracts and grant power of attorney ad judicia – Art. 14 - It is incumbent upon the Director of Civil Actions among other attributions that may be established:  (i) to direct, plan and coordinate the contentious legal activities of the Company; (ii) to analyze and define the strategies of action in the litigation in which the Company is involved; (iii) to coordinate the hiring of lawyers and law firms for the defense of the Company’s interests, being able, for this, but not limited to, signing fee contracts and grant power of attorney ad judicia; and (iv) to guide the Board of Lawyers under their responsibility. - Art. 15 - Subject to the exceptions contained in these Bylaws, including the Paragraph Two and Three below, the acts and operations of management of the social business that impose liability or obligation on the Company or exonerate it from obligations to third parties, may be practiced, (i) any Director singly; or (ii) 01 (one) attorney-in-fact, regarding the appointment of attorneys, the provisions of Paragraph One of this Article.  Paragraph One:  The Company may, through a signature of 01 (one) Director or 2 (two) Officers jointly, if for the purposes set forth in Paragraph Two below - constitute attorneys-in-fact, granting them, for a specific period not exceeding 02 (two) years, specific powers of administration, except for the powers of the “ad judicia” clause or for the defense of the Company’s interests in administrative proceedings, which may be granted for undetermined period.  Paragraph Two:  It is hereby established that, the following act listed will depend on the joint signature of:  (a) 02 (two) Officers; (b) 01 (one) Director and one (01) attorney, within the limits of the powers legally vested in him; Or (c) 02 (two) attorneys, within the limits of the powers legally vested in them:  (i) representation of the Company before financial institutions, performing any act related to the movement of their current accounts and financial investments; (ii) conclusion of loan agreements, financing, derivatives, assignment of credit and any and all financial agreements and respective guarantees; (iii) issuance and endorsement of duplicates for discount, guarantee or deposit purposes, signature of listing, receipt and discharge in duplicate of the Company’s issuance; (iv) grant of endorsement and/or guarantee, including letters of credit, bank guarantee and insurance guarantee, except guarantees granted in leases, in which individual representation by any Director will be allowed; (v) representation of the Company in the presence of agents of the housing financial system; (vi) acquisition, encumbrance and/or sale of quotas or shares of companies in which the Company or corporations of its economic group participates, in order to guarantee financing of its projects or corporate loans; and (vii) disposal, acquisition and/or real estate encumbrance on behalf of the Company, for the purpose of securing financing for projects or corporate loans.  Paragraph Three:  The practice of the following acts depends on the prior written approval of the shareholders representing the majority of the share capital:  (i) disposal, acquisition and/or real estate encumbrance except for the purpose of securing project financing or corporate loans; (ii) disposal, acquisition and/or ownership interest, except for the purpose of guaranteeing financing to projects in which the Company or corporations of its economic group participates, directly or indirectly as partner or shareholder; (iii) the granting of endorsement, surety and assignment of assets as assurance for business not related to the corporate purpose, or to companies in which the Company does not participate, directly or indirectly, as partner or shareholder; (iv) the conclusion of shareholder, quotaholders and/or investment agreements; (v) the orientation of the Company’s vote in the corporations in which the Company participates regarding the matters included in this Paragraph and Article 20 below; and (vi) the approval by the Company of the matters set forth in this Paragraph and of Article 20 below in relation to the companies in which the Company participates. - Chapter VI – Audit Committee – Art. 16 - The Audit Committee will only be installed in the fiscal years in which it is convened by resolution of the shareholders, as provided for in Law. – Art. 17 - The Audit Committee, when installed, will be formed with at least 03 (three) and 05 (five) members and by an equal number of substitutes, elected by the Shareholders’ General Assembly, with re-election permitted, with the attributions and terms of office provided for in Law.  Paragraph One:  The remuneration of the members of the Audit Committee shall be determined by the Shareholders’ General Assembly that elects them.  Paragraph Two:  The provisions of the LSA, articles 161 to 165, its paragraphs, subsections and sub-items are applicable to the Audit Committee, regarding the election rules, requirements, impediments, investiture, obligations, duties and responsibilities. – Chapter VII – General Assembly – Art 18 - Subject to the current legislation, the General Assembly shall be organized in the following order:  (i) by any of the Officers; Or (ii) by persons legally qualified under the LSA.  Paragraph One:  The work of the General Assembly shall be conducted by a panel composed of the president and secretary, chosen by the shareholders present.  Paragraph Two:  The Assembly shall be held and resolutions shall be taken on the basis of the quorums provided for in the current legislation. – Art. 19 – The Assembly will be held:  (i) ordinarily and annually, for the purpose set forth in article 132 of the LSA, in the first four months following the end of the fiscal year; and; (ii) extraordinarily, whenever social interests so require.  Single Paragraph:  The group of shareholders and groups of foreign shareholders may not exercise in each general assembly more than 2/3 (two-thirds) of the total votes that may be exercised by the present Brazilian shareholders – Art. 20 - It is incumbent upon the General Assembly, in addition to other matters indicated in the law or in these Bylaws:  (i) the amendment of these Bylaws; (ii) the election and dismissal of Officers of the Company; (iii) The establishment and alteration of the managers’ remuneration and the Company’s profit sharing criteria; (iv) approval of accounts and financial statements; (v) the issuance of debentures; (vi) the valuation of assets that the shareholder competes for the formation of social capital; (vii) the transformation, merger, incorporation and split of the Company; (viii) the declaration or request for bankruptcy, judicial or extrajudicial recovery, dissolution, liquidation or termination of the liquidation of the Company; (ix) the allocation of net income and distribution of dividends; (x) alteration of the characteristics, rights or advantages of existing shares and creation and issuance of other classes or types of shares; - Chapter VIII - Fiscal Year, Profits and Dividends – Art. 21 – The

fiscal year will begin on January 1 and end on December 31 of each year, after which the balance sheet and the financial statements required by law will be prepared. – Art. 22 - The accumulated losses, if any, and the provision for income tax will be deducted from the income for the year determined in accordance with the legislation in force. – Art. 23 - After proceeding with the deductions referred to in the previous Article, the General Assembly may allocate to the administrators and employees a participation on the remaining profits in compliance with legal reserves. – Art. 24 - The balance, after deducting the profit sharing, will set the net income for the year, which will be the object of a proposal to the General Assembly, and will have the following destination:  (i) 5% (five percent) for the constitution of a Legal Reserve, which shall not exceed 20% (twenty percent) of the Capital Stock; (ii) formation of Contingency Reserves, if needed; (iii) Profit reserves to be realized, as the case may be, in the manner provided by the legislation; (iv) payment of mandatory annual dividends of at least 25% (twenty-five percent) on net income for the year, adjusted according to the law in accordance with the deductions set forth in the above (i), (ii) and (iii) items; and (v) the General Assembly will decide on the destination of the remaining balance of net income for the year. – Art. 25 - The Company may draw monthly balance sheets and decide on the payment of dividends. – Single Paragraph:  The Board of Executive Officers may declare interim dividends to the profit reserve account recorded in the balance sheet. – Chapter IX – Liquidation – Art. 26 - The Company will be liquidated in the cases provided for by Law, and it is the responsibility of the General Assembly to elect the liquidator and the members of the Audit Committee who shall operate during the liquidation period, setting the remuneration.  IV) The following Director was appointed by the grantor:  (i) to the position of Chief Financial Officer, Mr. Alexandre Louzada Tourinho, Brazilian, married, business administrator, bearer of the ID no. 16.775.761-1 SSP/SP, subscribed under CPF/MF no. 174.387.558-43; (ii) to the position of Managing Director, Mr. Dilson de Cerqueira Paiva Filho, Brazilian, married, economist, bearer of the ID no. 50.960.141-8 SSP/SP, subscribed under CPF/MF no. 513.523.465-91; (iii) to the position of Director of Centre of Excellence, Mr. Henrique Martinez Andion, Brazilian, married, civil engineer, bearer of the ID no. 01.544.607-70 SSP/BA, subscribed under CPF/MF no. 232.361.165-87; (iv) to the position of Legal Officer, Mr. Bruno Semino, Brazilian, married, lawyer, bearer of the ID no. 27.524.731-4 SSP/SP, subscribed under CPF/MF no. 287.093.208-14; and (v) to the position of Director of Civil Actions, Mr. Bruno Menezes Brasil, Brazilian, married, lawyer, bearer of the ID no. 05.698.390-50 SSP/BA, subscribed under CPF/MF no. 938.846.805-87; all domiciled for the purposes of Subsection 2, of Article 149 of the LSA, located at Av. Angelica, 2,346; 7th floor, São Paulo - SP, CEP 01228-200.  The officers hereby elected shall take office by means of the transcription of their own term in the Book of Minutes of Board Meeting with no guarantee of management, for a term of office of three (3) years as of the present date, reelection permitted, and shall remain in their positions until their substitutes are elected.

V - The administrators hereby elected declare under the penalties of the law that (i) they accept the nomination of the position; (ii) are not prevented by special law from exercising the management of companies; (iii) have not been convicted of bankruptcy, prevarication or bribery, concussion, embezzlement, against the popular economy, public faith or property or criminal penalty that prevents, even temporarily, access to public offices.  VI - that the present constitution of the wholly-owned subsidiary, OAS ENGENHARIA E CONSTRUcA0 S.A., is made by the constituent grantor, with assistance for the purposes of Paragraph 1 of Article I of Law 8.906 of 07/04/1994 by attorney Diego Sales Seoane, Brazilian, married, subscribed in OAB/SP [Bar Association] under no. 227.229 and under CPF/MF no. 798587915-34, with business address located at Avenida Angélica, 2.346, 9th floor, Consolação, São Paulo/SP, CEP:  01228-200.  VII -who, having received all legal and pertinent formalities, the GRANTOR hereby declares that the wholly-owned subsidiary, OAS ENGENHARIA E CONSTRUÇÃO S.A., is incorporated, and in full force of its transcribed bylaws.  The present deed must be presented and filed before the Commercial Board of the State of São Paulo, to produce the legal effects.  They declared, I attest. - At the request of the representatives of the GRANTOR, I have drawn up the present signature, which I have read to you, and, because they find it agreeable, accept it and sign it, I attest.  I, RENATO HODLICH FIGUEIREDO, authorized clerk, I typed it and wrote it down.  I, PAULO ROBERTO FERNANDES, I, Notary, subscribe and undersign. (a.a.) //// PAULO ROBERTO FERNANDES //// MATEUS COUTINHO DE SA OLIVEIRA //// ALEXANDRE LOUZADA TOURINHO //// DILSON DE CERQUEIRA PAIVA FILHO //// HENRIQUE MARTINEZ ANDION //// BRUNO SEMINO //// BRUNO MENEZES BRASIL //// Nothing else:  Transferred on the same date, I attest.

Signed:  [Illegible Signature]

I confer, subscribe and sign in public and private.

In witness whereof

Signed:  [Illegible Signature]

9th Notary Public Office

Bachelor PAULO ROBERTO FERNANDES

Notary

Bachelor JOSE SOLON NETO

Substitute Notary

Bachelor AIRTON FERNANDO POLETTO

Substitute Notary

Bachelor HOMERO CAIRES FRIAS

Substitute Notary

Rua Marconi, 124 - São Paulo

FEES	R$ 27.96
STATE	R$ 7.96
CIVIL REGISTRY	R$ 1.47
COURT OF JUSTICE	R$ 1.47
SOCIAL SECURITY WORK	R$ 5.88
STA. CASA	R$ 0.28

[Contains stamp of Commercial Board of São Paulo]

[Contains stamp of Secretariat of economic development, science and technology, State of São Paulo, Signed:  [Illegible Signature], I certify the record under no. 3530045602-5 and it contains bar code]

IN WITNESS THEREOF, I SET MY HAND IN THE CITY OF SÃO PAULO, STATE OF SÃO PAULO, FEDERATIVE REPUBLIC OF BRAZIL.

São Paulo, April 07, 2017.

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